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                                                                      EXHIBIT 11


                       NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                (unaudited, in thousands, except per share data)


                                                       Nine Months Ended September 30,
                                                       -------------------------------
                                                            1997          1996
                                                          --------      --------

Average number of common shares outstanding                  6,995

Pro forma shares outstanding                                  --         4,230

Common equivalent shares outstanding:                         --          --
                                                          --------      ------
     Stock options

Total common and common equivalent shares outstanding        6,995       4,230
                                                          ========      ======

Net income (loss)                                         $(14,778)     $1,935
                                                          ========      ======

Earnings per share                                        $  (2.11)
                                                          ========

Pro forma earnings per share                                            $ 0.46
                                                                        ======







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